Exhibit 31.1

Certification of Principal Executive Officer

Pursuant to SEC Rule 13a-14(a)/15d-14(a)

I, George Carpenter, certify that:

1. I have reviewed this Form 10-K/A of CNS Response, Inc. for the year ended September 30, 2014;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

Dated: January 23, 2015	/s/ George Carpenter
Name: George Carpenter
Title: Chief Executive Officer